Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wilmington Trust Corporation:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (File No. 333-147694) of Wilmington Trust Corporation (the Company). Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.
/s/ KPMG LLP
Philadelphia, Pennsylvania
September 22, 2008